Exhibit 99.2

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

CAROLINA GROUP REPORTS
NET INCOME FOR THE FIRST QUARTER OF 2008

NEW YORK, April 28, 2008—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the first quarter of 2008 of $171 million, compared to $189 million in the first quarter of 2007. The decline in net income reflects increased selling, advertising and administrative expenses as a result of costs associated with the proposed spin-off of Lorillard and lower investment income, partially offset by lower interest expense related to the Carolina Group notional debt.

Net income per share of Carolina Group stock (NYSE:CG) for the first quarter of 2008 was $0.98, compared to $1.08 in the first quarter of 2007. Carolina Group stock represented a 62.4% economic interest in the Carolina Group for the three months ended March 31, 2008 and 2007.

Net sales for the Carolina Group were $921 million in the first quarter of 2008, compared to $913 million in the first quarter of 2007. The increased net sales primarily reflect higher average unit prices.

 Gross profit was essentially unchanged as the increase in net sales was offset by higher costs related to the State Settlement Agreements.

Administrative expenses in the first quarter of 2008 include costs related to the proposed spin-off of Lorillard from Loews of $10 million ($6 million after tax) for a management bonus and $3 million ($2 million after tax) for financial and legal fees associated with the transaction. In addition, there were $6 million ($4 million after tax) in higher legal expenses, as compared to the first quarter of 2007.

Investment income declined $22 million ($14 million after tax) due to lower yields and a lower average invested asset balance. Income from limited partnerships, which is included in investment income, amounted to less than $1 million in the first quarter of 2008 compared to $11 million ($7 million after tax) in the first quarter of 2007. Lorillard’s investments in limited partnerships were substantially reduced during the first quarter of 2008.

Results of operations of the Carolina Group include interest expense on notional intergroup debt of $4 million and $15 million, net of taxes, for the three months ended March 31, 2008 and 2007, respectively. At March 31, 2008, $218 million principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

At March 31, 2008 there were 108,476,929 shares of Carolina Group stock outstanding, representing a 62.4% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

On December 17, 2007, Loews announced that its Board of Directors had approved a plan to spin-off the Company’s entire ownership interest in Lorillard to holders of Carolina Group stock and Loews common stock in a tax-free transaction. As a result of the transaction, the Carolina Group, and all of the Carolina Group stock, will be eliminated and Lorillard will become a separate publicly traded company.

The transaction will be accomplished by Loews through its (i) redemption of all outstanding Carolina Group stock in exchange for shares of Lorillard common stock, with holders of Carolina Group stock receiving one share of Lorillard common stock for each share of Carolina Group stock they own, and (ii) disposition of its remaining Lorillard common stock in an exchange offer for shares of outstanding Loews common stock or as a pro rata dividend to the holders of Loews common stock.

Completion of the proposed transaction is subject to a number of conditions, as described in the Loews press release dated December 17, 2007, a copy of which is posted on Loews’s website.

# # #

A separate press release reporting Loews Corporation’s consolidated results for the first quarter of 2008 is being issued contemporaneously with this report.

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, April 28, 2008. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 42181601.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events to differ materially from those described. Important factors that could cause actual events to differ from those described include, but are not limited to, satisfaction of the conditions to completion of the proposed spin-off transaction noted herein. Therefore, no assurance can be given that the spin-off will be consummated on the currently proposed terms or otherwise. Loews expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Carolina Group
Financial Review

	Three Months Ended
	March 31,
	2008	2007
	(Amounts in millions,
	except per share data)

Net sales (a)	$921	$913
Cost of sales (a) (b)	555	544

Gross profit	366	369
Selling, advertising and administrative	100	82

Operating income	266	287
Investment income and other (c)	11	34
Interest expense	(7)	(23)

Interest before income taxes	270	298
Income taxes	99	109

Net income	171	189
Earnings attributable to the Loews Group intergroup interest (d)	64	71

Income attributable to Carolina Group shareholders (e)	$107	$118

Per share of Carolina Group stock	$0.98	$1.08

Weighted diluted number of shares	108.61	108.51

Notional, intergroup debt owned by the Carolina Group to the Loews Group
March 31, 2008	$218
December 31, 2007	424

(a)	Includes excise taxes of $163 and $162 for the respective periods.
(b)	Includes charges of $257 and $249 ($162 and $158 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)	Includes income from limited partnership investments of $11 ($7 after taxes) for the three months ended March 31, 2007.
(d)
The Loews Group’s interest in the earnings of the Carolina Group reflected share equivalents amounting to 65.45 million shares of 173.92 million share and share equivalents outstanding as of March 31, 2008 and share equivalents amounting to 65.45 million shares of 173.88 million share and share equivalents outstanding as of March 31, 2007.  As of March 31, 2008, there were 108.48 million shares of Carolina Group stock outstanding.

(e)	Represents 62.4% of the economic interest in the Carolina Group for the three months ended March 31, 2008 and 2007.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	Three Months Ended
	March 31,
	2008	2007

Full Price Brands

Total Newport	7,650,379	7,731,573
Total Kent Family	100,188	116,967
Total True	91,122	104,670
Total Max	6,030	6,900
Total Satin		72

Total Full Price Brands	7,847,719	7,960,182

Price/Value Brands

Total Old Gold	126,996	148,952
Total Maverick	440,508	278,118

Total Price/Value Brands	567,504	427,070

Total Domestic Cigarettes	8,415,223	8,387,252

Total Puerto Rico and U.S. Possessions	146,466	190,092

Grand Total	8,561,689	8,577,344

Notes:

1.	This information is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.